Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Jill York
VP, Chief Financial Officer
MB Financial, Inc.
 (847) 653-1991
jyork@mbfinancial.com

MB FINANCIAL, INC. ANNOUNCES CLOSING OF $201.3 MILLION UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK, INCLUDING EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT OPTION

CHICAGO, IL – (September 17, 2009) MB Financial, Inc. (NASDAQ: MBFI), the holding company for MB Financial Bank, N.A., today announced that it has completed its previously announced underwritten public common stock offering by issuing 12,578,125 shares of the Company’s common stock, including 1,640,625 shares issued pursuant to the underwriters’ over-allotment option, at a public offering price of $16.00 per share, for aggregate gross proceeds of $201.3 million.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $190.9 million.  The Company intends to use the net proceeds for general corporate purposes.

With the proceeds from this offering and the proceeds received by the Company from issuances pursuant to its Dividend Reinvestment and Stock Purchase Plan, the Company has now received aggregate gross proceeds from “Qualified Equity Offerings” in excess of the $196.0 million aggregate liquidation preference amount of its Series A preferred stock issued under the U.S. Treasury Department’s Capital Purchase Program.  The Company has notified the Treasury that, as a result, the number of shares of the Company’s common stock underlying the warrant issued to the Treasury under the Capital Purchase Program will be reduced by 50%, from 1,012,048 shares to 506,024 shares.

J.P. Morgan Securities Inc. acted as the sole book-running manager. Sandler O’Neill & Partners, L.P., FBR Capital Markets & Co., Howe Barnes Hoefer & Arnett, Inc. and Sterne, Agee & Leach, Inc. were co-managers.

The shares were issued pursuant to a prospectus supplement to the prospectus filed as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-156332). This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement and related prospectus with respect to this offering may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department, 718-242-8002.

About MB Financial

MB Financial, Inc. is the holding company for MB Financial Bank, N.A. MB Financial Bank is a locally operated financial institution that has been delivering competitive personalized service for nearly 100 years to businesses and individuals who live and work in the Chicago metropolitan area.

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Safe Harbor Statement: Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in such statements, as discussed in MB Financial Inc.’s filings with the Securities and Exchange Commission.